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                                                                    Exhibit 2.1



                           ISIS PHARMACEUTICALS, INC.




                          SECURITIES PURCHASE AGREEMENT


                           Dated as of August 17, 2001

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                          SECURITIES PURCHASE AGREEMENT


                  This SECURITIES PURCHASE AGREEMENT, dated as of August 17, 2001 (this "Agreement"), is by and between Isis Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Eli Lilly and Company, an Indiana corporation (the "Purchaser").

                  WHEREAS, the Company and the Purchaser wish to enter into a collaboration arrangement pursuant to which they will conduct certain research and development programs relating to antisense oligonucleotides;

                  WHEREAS, to further these joint collaboration efforts, the Company wishes to issue and sell to the Purchaser an aggregate of four million one hundred sixty-six thousand six hundred sixty-seven (4,166,667) shares (the "Shares") of the Company's Common Stock, par value $.001 per share of the Company ("Common Stock");

                  WHEREAS, the Purchaser wishes to purchase the Shares on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, in conjunction with the purchase and sale of the Shares pursuant to this Agreement, the Company and the Purchaser are entering into a Loan Agreement (the "Loan Agreement"), pursuant to which the Company shall issue a promissory note (the "Note") in favor of the Purchaser, a Collaboration Agreement (the "Collaboration Agreement"), and a Registration Rights and Standstill Agreement (the "Registration Rights Agreement"), each as of the date hereof;

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties agree as follows:


                                    ARTICLE I
                               PURCHASE OF SHARES

                  SECTION 1.01. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase the Shares from the Company, at the Closing (as defined below), at a per share price equal to $18.00 for an aggregate purchase price of Seventy-Five Million and Six Dollars ($75,000,006).

                  SECTION 1.02. CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Eli Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana 46285, at 10:00 a.m., Indianapolis time, on the third business day following the termination or expiration of the required waiting period under the HSR Act (as defined below), or at such other location, date and time as may be agreed upon by the Purchaser and the Company (such date and time being referred to herein as the "Closing Date"). At the Closing, the Company shall issue and deliver to the Purchaser a stock certificate, registered in the name of the Purchaser, representing the Shares, against payment of the purchase price therefor by wire transfer.

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                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

                  The Company represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedule attached hereto (the "Disclosure Schedule"):

                  SECTION 2.01. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority and all requisite licenses, permits and approvals of Governmental Entities (as defined below) to carry on the businesses as they are now being conducted and to own and use the properties owned and used by it except where the failure to obtain such licenses, permits and approvals would not have a Company Material Adverse Effect. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws. The Company is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the ownership, operation or leasing of its properties or assets or the nature of its business requires such qualification, except where the failure so to qualify would not have a Company Material Adverse Effect (as defined below). Each of the Company's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each such subsidiary has all requisite corporate power and authority, and all requisite licenses, permits and approvals of Governmental Entities, to carry on the business as it is now being conducted and to own and use the properties owned and used by it except where the failure to obtain such licenses, permits and approvals would not have a Company Material Adverse Effect. No such subsidiary is in default under or in violation of any provision of its certificate or articles of incorporation or Bylaws. Each such subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the ownership, operation or leasing of its properties or assets or the nature of its business requires such qualification, except where the failure so to qualify would not have a Company Material Adverse Effect.

         SECTION 2.02 CAPITALIZATION. The Company has reserved a sufficient number of shares of Common Stock: (i) for issuance of the Shares to the Purchaser at the Closing, and (ii) for issuance upon conversion of the Note. The Shares, when issued against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights. The shares of Common Stock underlying the Note, when issued upon conversion thereof, will be duly and validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive or similar rights. Section 2.02 of the Disclosure Schedule sets forth the capitalization table of the Company's capital stock on a fully diluted basis as of June 30, 2001, subject to the assumptions and projections set forth therein with regard to which the Company makes no representation as to their reasonableness or appropriateness.

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                  SECTION 2.03. REGISTRATION RIGHTS. Except as provided herein, pursuant to the Registration Rights Agreements with Elan International Services, Ltd., and granted in connection with the Purchase Agreement dated October 24, 1997 for 14% Subordinated Discount Notes due November 1, 2007 and Warrants to Purchase Common Stock between the Company and the Purchaser listed on Schedule I thereto, the Company is not under any contractual obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

                  SECTION 2.04. AUTHORIZATION OF TRANSACTION. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Loan Agreement, the Note, the Collaboration Agreement and the Registration Rights Agreement (each, a "Company Ancillary Document"), the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action of the Company and will not violate the Certificate of Incorporation or Bylaws of the Company or any provision of any agreement or other instrument filed as an exhibit to the Company Reports except where such violation would not materially impede the Company's ability to perform its obligations under this Agreement.

                  SECTION 2.05. VALIDITY. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) that enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and (ii) general equity principles and limitations on the availability of equitable relief, including specific performance, and (b) that any rights to indemnity or contribution hereunder or thereunder may be limited by state and federal securities laws and by public policy considerations.. Each Company Ancillary Document to which the Company is a party, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) that enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and
(ii) general equity principles and limitations on the availability of equitable relief, including specific performance, and (b) that any rights to indemnity or contribution hereunder or thereunder may be limited by state and federal securities laws and by public policy considerations.

                  SECTION 2.06. NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), neither the execution and delivery of this Agreement or the Company Ancillary Documents by the Company nor the consummation by the Company of the transactions contemplated hereby, will
(a) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental authority or regulatory agency (a "Governmental Entity"), except for (i) any filing, permit, authorization, consent or approval which if not obtained or made would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects (other than prospects relating to the economy

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in general or the pharmaceutical or biotechnology industries in general) of the
Company (a "Company Material Adverse Effect") or on the ability of the Company and Purchaser to consummate the transactions contemplated by this Agreement,
(ii) such filings, if any, as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), or (iii) any such filing, or permit, authorization, consent or approval which may be properly obtained following the Closing, (b) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets which individually or in the aggregate would have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

                  For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or operation of law), other than (a) mechanic's, materialmen's and similar liens, (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past practice and custom.

                  SECTION 2.07.  REPORTS AND FINANCIAL STATEMENTS.

                           (a)      The Company has timely filed with the
Securities and Exchange Commission (the "SEC") all reports required to be filed by the Company under Section 13 of the Exchange Act with the SEC (such reports are collectively referred to herein as the "Company Reports"). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations under the Exchange Act as promulgated by the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act and subject to normal year end audit adjustments), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Company.

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                           (b)      As to each contract  that is material to the
Company's business and which has been filed by the Company as an exhibit to any of the Company Reports, neither the Company nor, to the knowledge of the Company, any other party thereto is in breach or default thereunder, other than breaches or defaults which do not, either individually or in the aggregate, have a Company Material Adverse Effect.


                  SECTION 2.08 ENVIRONMENTAL AND SAFETY LAWS. To the best of its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety other than violations which would not result in a Company Material Adverse Effect, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

                  SECTION 2.09 ABSENCE OF MATERIAL ADVERSE CHANGES. As of the date of this Agreement, since June 30, 2001, except as contemplated by this Agreement and the Company Ancillary Documents, the Company has not (a) made, paid or declared any dividend or distribution to any equity holder (in such capacity), (b) varied its business plan or practices, in any material respect, from past practices, (c) entered into any financing, joint venture, license or similar arrangement that would limit or restrict its ability to perform its obligations hereunder and under each of the other Company Ancillary Documents to which it is a party, (d) suffered or permitted to be incurred any liability or obligation or any lien or encumbrance against any of its properties or assets that would limit or restrict its ability to perform its obligations hereunder and under each of the other Company Ancillary Documents to which it is a party, or (e) no other event shall have occurred which can be reasonably expected to result in any Company Material Adverse Effect.

                  SECTION 2.10 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Company Reports, (b) those incurred in the ordinary course of business and not required to be set forth in the balance sheet included in its most recent Company Report under GAAP, (c) those incurred in the ordinary course of business since the date of the Company's balance sheet included in its most recent Company Report and not reasonably likely to have a Company Material Adverse Effect, and (d) those incurred in connection with the execution of this Agreement.

                  SECTION 2.11 BROKERS' FEES. Other than payments to be made to SG Cowan, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  SECTION 2.12 RESTRICTIONS ON THE SHARES. The Shares are not subject to any restriction on transfer imposed by the Company, except restrictions on resale of the Shares imposed pursuant to the Securities Act or applicable state securities laws and restrictions pursuant to this Agreement.

                  SECTION 2.13. LITIGATION. The Company is not a party to or, to the actual knowledge of the Company's Chairman of the Board, Chief Executive Officer, Chief Financial Officer or General Counsel, threatened to be made a party to (a) any unsatisfied judgment, order, decree, stipulation or injunction or (b) any claim, complaint, action, suit, proceeding, hearing or

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investigation of or before any Governmental Entity or before any arbitrator that, in the case of either (a) or (b), reasonably could be expected to have a Company Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.


                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to the Company that:

                  SECTION 3.01. AUTHORIZATION OF AGREEMENTS, ETC. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the Loan Agreement, the Collaboration Agreement, and the Registration Rights Agreement (each, a "Purchaser Ancillary Document") to be delivered by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereunder and thereunder, have been duly authorized by all requisite corporate action of the Purchaser and will not violate the Articles of Incorporation or By-Laws of the Purchaser or any provision of any agreement or other instrument to which the Purchaser is bound.

                  SECTION 3.02. VALIDITY. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except (a) that enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and (ii) general equity principles and limitations on the availability of equitable relief, including specific performance, and (b) that any rights to indemnity or contribution hereunder or thereunder may be limited by state and federal securities laws and by public policy considerations.. Each Purchaser Ancillary Document to which the Purchaser is a party, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except (a) that enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and
(ii) general equity principles and limitations on the availability of equitable relief, including specific performance, and (b) that any rights to indemnity or contribution hereunder or thereunder may be limited by state and federal securities laws and by public policy considerations..

                  SECTION 3.03. INVESTMENT REPRESENTATIONS. The Purchaser (a) is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act and was not organized for the specific purpose of acquiring the Shares or the Note issued pursuant to the Loan Agreement; (b) is domiciled in the State of Indiana; (c) is acquiring the Shares and the Note issued pursuant to the Loan Agreement for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and (d) understands that (i) the Shares and the Note issued pursuant to the Loan Agreement have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Regulation D promulgated

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under the Securities Act, (ii) the Shares and the Note issued pursuant to the
Loan Agreement must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and understands and is capable of bearing the economic risk of such an investment in the Shares and the Note issued pursuant to the Loan Agreement, (iii) the Shares and the Note issued pursuant to the Loan Agreement will bear a legend to such effect (as set forth below) and (iv) the Company will make a notation on its transfer books to such effect.

                  The Shares shall bear substantially the following legend:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The shares have been acquired for investment and may not be sold, transferred or otherwise disposed of except in compliance with such act and laws."

                  SECTION 3.04. BROKERS' FEES. Other than payments to be made to Merrill Lynch & Co., the Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  SECTION 3.05. NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act, and any applicable state securities laws and the Exchange Act, neither the execution and delivery of this Agreement or the Purchaser Ancillary Documents by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby, will (a) require on the part of the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for (i) any filing, permit, authorization, consent or approval which if not obtained or made would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects (other than prospects relating to the economy in general or the pharmaceutical or biotechnology industries in general) of the Purchaser (a "Purchaser Material Adverse Effect") or on the ability of the Company and Purchaser to consummate the transactions contemplated by this Agreement, (ii) such filings, if any, as may be required under the HSR Act, or
(iii) any such filing, or permit, authorization, consent or approval which may be properly obtained following the Closing, (b) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a Purchaser Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets which individually or in the aggregate would have a Purchaser Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

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                                   ARTICLE IV
                                   CONDITIONS

                  SECTION 4.01. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to purchase and pay for the Shares is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived at the option of the Purchaser:

                           (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The representations and warranties contained in Article II and any Company Ancillary Document shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true, complete and correct as of such date.

                           (b) PERFORMANCE. The Company shall have performed all obligations and agreements and complied with all covenants to be performed or complied with by them on or before the Closing Date pursuant to this Agreement and any Company Ancillary Document.

                           (c) CLOSING CERTIFICATES. The Purchaser shall have received a certificate from an officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel, certifying that (i) the conditions set forth in Section 4.01(a) and Section 4.01(b) have been satisfied and (ii) resolutions approving this Agreement and each Company Ancillary Document and the transactions contemplated hereby and thereby have been duly adopted by the Board of Directors of the Company.

                           (d) PROCEEDINGS SATISFACTORY. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to counsel to the Purchaser, and such counsel shall have been furnished with such other instruments and documents as they shall have reasonably requested.

                           (e) OPINION OF COMPANY'S GENERAL COUNSEL. The Purchaser shall have received from the Company's General Counsel, an opinion dated the Closing Date, with respect to the matters set forth on EXHIBIT A.

                           (f) REVIEW OF BUSINESS AND LEGAL MATTERS. The Purchaser and its accountants and counsel shall have completed a review of business, accounting and legal matters with respect to the Company prior to the execution hereof, and nothing shall have come to the attention of the Purchaser or its counsel or accountants prior to the execution hereof that causes the Purchaser to reasonably conclude that
         (i) the Company Reports do not present fairly the financial position and results of operations of the Company as of their respective dates, or (ii) there

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         is any material breach or inaccuracy in the representations and warranties of the Company set forth in this Agreement or any Company Ancillary Document.

                           (g) NO MATERIAL ADVERSE CHANGE. Since the date hereof, there shall not have occurred and be continuing, and no event shall have occurred which (in the reasonable judgment of the Purchaser) can be reasonably expected to result in any Company Material Adverse Effect.

                           (h) REGISTRATION RIGHTS AGREEMENT. The Company shall have executed and delivered the Registration Rights Agreement.

                           (i) COLLABORATION AGREEMENT. The Company shall have executed and delivered the Collaboration Agreement and all conditions to commencement of the collaboration to be performed by the Company thereunder prior to its effectiveness shall have been satisfied.

                           (j) LOAN AGREEMENT AND NOTE. The Company shall have executed and delivered the Loan Agreement and the Note.

                           (k) OTHER APPROVALS. If applicable, the waiting period under the HSR Act shall have expired or been terminated. All other consents, authorizations and approvals, waivers or exemptions, and filings and registrations, required to be obtained from or made with any person in connection with the execution, delivery and performance by the Company of this Agreement and the Company Ancillary Documents and the consummation by the Company of the transactions contemplated hereby and thereby shall have been obtained or made, and all required filings shall have become effective except for such filings which may be properly made following the Closing.

                           (l) NO LITIGATION. No injunction shall be outstanding, which would prevent consummation of the transactions contemplated by this Agreement or the Company Ancillary Documents. No action, suit or proceeding shall be pending or threatened in writing by any government agency or instrumentality or other person, with respect to which the Purchaser shall have reasonably concluded that the plaintiff has a reasonable probability of prevailing, and wherein an unfavorable judgment, order, decree, stipulation or injunction would
         (i) cause the transactions contemplated by this Agreement or the Company Ancillary Documents to be rescinded following consummation,
         (ii) materially and adversely affect the right of the Company to own, operate or control its business in the manner contemplated by the Company Ancillary Documents, or (iii) cause the Purchaser or the Company to be subject to any material award of damages or governmental sanction.

                  SECTION 4.02. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived at the option of the Company:

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                           (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND
         CORRECT. The representations and warranties contained in Article III and any Purchaser Ancillary Document shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                           (b) PERFORMANCE. The Purchaser shall have performed all obligations and agreements and complied with all covenants to be performed or complied with by it on or before the Closing Date pursuant to this Agreement or any Purchaser Ancillary Document.

                           (c) CLOSING CERTIFICATES. The Company shall have received a certificate from an officer of the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Company and its counsel, certifying that (i) the conditions set forth in Section 4.02(a) and Section 4.02(b) have been satisfied and (ii) resolutions approving this Agreement and each Purchaser Ancillary Document and the transactions contemplated hereby and thereby have been duly adopted by the Board of Directors of the Purchaser.

                           (d) PROCEEDINGS SATISFACTORY. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to counsel to the Company, and such counsel shall have been furnished with such other instruments and documents as they shall have reasonably requested.

                           (e) REGISTRATION RIGHTS AGREEMENT. The Purchaser shall have executed and delivered the Registration Rights Agreement.

                           (f) COLLABORATION AGREEMENT. The Purchaser shall have executed and delivered the Collaboration Agreement and all conditions to commencement of the collaboration to be performed by the Purchaser thereunder prior to its effectiveness shall have been satisfied.

                           (g) LOAN AGREEMENT. The Purchaser shall have executed and delivered the Loan Agreement and made the first Disbursement under the Loan Agreement.

                           (h) OTHER APPROVALS. If applicable, the waiting period under the HSR Act shall have expired or been terminated. All other consents, authorizations and approvals, waivers or exemptions, and filings and registrations, required to be obtained from or made with any person in connection with the execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Ancillary Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby shall have been obtained or made, and all required filings shall have become effective except for such filings which may be properly made following the Closing.

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                           (i)      NO LITIGATION. No injunction shall be
         outstanding, which would prevent consummation of the transactions contemplated by this Agreement or the Purchaser Ancillary Documents. No action, suit or proceeding shall be pending or threatened in writing by any government agency or instrumentality or other person, with respect to which the Company shall have reasonably concluded that the plaintiff has a reasonable probability of prevailing, and wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) cause the transactions contemplated by this Agreement or the Purchaser Ancillary Documents to be rescinded following consummation or (ii) cause the Company or the Purchaser to be subject to any material award of damages or governmental sanction.


                                    ARTICLE V
                                   TERMINATION

                  SECTION 5.01. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (a) by mutual written consent of the Purchaser and the Company;

                  (b) by the Purchaser, if (i) there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement or any Company Ancillary Document that has not been corrected by the Company within ten (10) days of receiving notice of such breach from Purchaser or (ii) the Closing shall not have occurred on or prior to December 31, 2001, by reason of the failure of any condition precedent set forth in Section 4.01, unless such failure results primarily from the breach by the Purchaser of any of its representations, warranties, covenants or agreements set forth in this Agreement or any Purchaser Ancillary Document; or

                  (c) by the Company, if (i) there has been a material breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or any Purchaser Ancillary Document that has not been corrected by Purchaser within ten (10) days of receiving notice of such breach from the Company or (ii) the Closing shall not have occurred on or prior to December 31, 2001, by reason of the failure of any condition precedent set forth in Section 4.02, unless such failure results primarily from the breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement or any Company Ancillary Document.

                  SECTION 5.02. PROCEDURE UPON TERMINATION. If this Agreement is terminated pursuant to Section 5.01, the party terminating this Agreement shall promptly deliver written notice thereof to the other party hereto, and, upon such notice, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action on the part of either of the parties hereto, but such termination shall not relieve either party of responsibility for damages arising out of any breach by such party.

                                   ARTICLE VI

                  CONFIDENTIALITY; NON-DISCLOSURE; COOPERATION

                  SECTION 6.01. CONFIDENTIALITY; NON-DISCLOSURE. The parties hereto agree that the provisions of the Collaboration Agreement relating to confidentiality and non-disclosure are incorporated herein by reference.

                  SECTION 6.02. COOPERATION UPON SALE OF SECURITIES. In the event that the Purchaser or any affiliate transferee of Purchaser proposes to sell, transfer or otherwise dispose of any securities of the Company prior to the termination of the Collaboration Agreement, the Purchaser or such affiliate transferee, as appropriate, shall notify the Company in writing at least fifteen
(15) days prior to such proposed sale, transfer or other disposition thereof and further agrees to cooperate and coordinate with the Company in the development by the Purchaser or such affiliate transferee, as appropriate, and the Company of a standby statement to be used in responding to any inquiries from third parties (or if deemed appropriate by the Company or the Purchaser or such affiliate transferee, as appropriate, a press release of that party) that would, as appropriate, indicate the continuing strong support by the Purchaser or such affiliate transferee, as appropriate, of the collaboration activities, and the Company, notwithstanding the decision of the Purchaser or such affiliate transferee, as appropriate, to dispose of some of its holdings of the Company's securities. Subject to the required notice above, the Company and the Purchaser or affiliate transferee shall provide each other with comments on any such proposed standby statement or press release in such manner as is necessary to not cause a delay in the Purchaser's or such affiliate transferee's, as appropriate, proposed sale, transfer or other disposition of such securities. Purchaser shall cause any affiliate transferee to agree to be bound by this
Section 6.02.


                                   ARTICLE VII
                                  MISCELLANEOUS

                  SECTION 7.01. PARTIES IN INTEREST. All representations, covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchaser shall inure to the benefit of any and all subsequent holders from time to time of the Shares.

                  SECTION 7.02. SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties of the parties made in Articles 2 and 3 of this Agreement, any Company Ancillary Document, or any Purchaser Ancillary Document shall survive the execution and delivery of this Agreement, any investigation at any time made by the Purchaser or on its behalf, and the issuance, sale and delivery of the Shares.

                  SECTION 7.03. NOTICES. All notices and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, mailed by certified or registered mail, return receipt requested, sent by reputable overnight courier or sent by confirmed telecopier, addressed as follows:

                  (a) if to the Company, at 2292 Faraday Avenue, Carlsbad, California 92008, Attention: Chief Financial Officer, telephone:
         760-679-5500; fax: 760-679-5592 with a copy (which shall not constitute notice to the Company) to Cooley Godward LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121, Attn: Julie M. Robinson, telephone 858-550-6000; fax 858-453-3555; and

                  (b) if to the Purchaser, at Lilly Corporate Center, Indianapolis, Indiana 46285, Attention: Rebecca O. Kendall, Esq., Senior Vice President and General Counsel, telephone: 317-276-2703; fax: 317-433-3000, with a copy (which shall not constitute notice to the Purchaser) to Eli Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana 46285, Attention: Richard D. DiMarchi, Group Vice President, Lilly Research Laboratories, telephone: 317-276-5624; fax 317-277-7979.

or to such other address and/or such other addressee as any of the above shall have specified by notice hereunder. Each notice or other communication that shall be delivered personally, mailed, sent by overnight courier or telecopied in the manner described above shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

                  SECTION 7.04. ASSIGNMENT. Neither the Company nor the Purchaser may assign any of its rights or obligations hereunder without the express written consent of the other party. The Purchaser shall not transfer, sell or otherwise dispose of any of the Shares or other securities of the Company issued pursuant to the Loan Agreement or otherwise, without the prior written permission of the Company until the earlier of (i) the termination of the Collaboration Agreement and (ii) the fourth anniversary of the Closing; provided, however, that subject to Section 6.02, following the first anniversary of the Closing, Purchaser may sell, transfer or otherwise dispose of the Shares or other securities of the Company issued pursuant to the Loan Agreement or otherwise (i) pursuant to Rule 144 of the Securities Act or (ii) to one or more persons in private placements exempt from registration under the Securities Act, pursuant to Section 4(1) thereof or otherwise, if such person or persons satisfy all investor suitability requirements and other restrictions on transfer under applicable federal and state securities laws and regulations, except that the Purchaser shall not resell Common Stock to any person or group as such terms are defined in Section 13 of the Exchange Act and regulations thereunder that would result in such person or group beneficially owning more than three percent (3%) of the then outstanding shares of Common Stock of the Company; and provided further, that Purchaser may sell, transfer or otherwise dispose of Registrable Securities in a registered transaction pursuant to and as provided by the Registration Rights Agreement; provided further that Purchaser shall cause any affiliate transferee to agree to be bound by this Section 7.04.

                  SECTION 7.05. REMEDIES. If any party to this Agreement obtains a judgment against any party hereto by reason of any breach of this Agreement or the failure of such other party to comply with the provisions hereof, a reasonable attorneys' fee as fixed by the court shall be included in such judgment. No remedy conferred upon any party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each such remedy shall be cumulative or shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

                  SECTION 7.06. WAIVER. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived or of any other provision of this Agreement. No extension of time for the performance of any obligation or act hereunder shall be deemed an extension of time for the performance of any other obligation or act. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement.

                  SECTION 7.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts of law rules.

                  SECTION 7.08. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, the Company Ancillary Documents, and the Purchaser Ancillary Documents constitute the entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

                  SECTION 7.09. COUNTERPARTS. This Agreement may be executed in the original or by facsimile in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereon and may be attached to another counterpart of this Agreement identical in form hereto and having attached to it one or more additional signature pages.

                  SECTION 7.10. AMENDMENTS. This Agreement may not be amended, modified or changed in any respect without the written consent of the Company and the approval of the Purchaser.

                  SECTION 7.11. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

                  SECTION 7.12. FURTHER ASSURANCES. From and after the date hereof, each of the parties hereto agree to do or cause to be done such further acts and things and deliver or cause to be delivered to each other such additional assignments, agreements, powers and instruments, as each may reasonably require or deem advisable to carry into effect the purposes of this Agreement, the Purchaser Ancillary Documents, and the Company Ancillary Documents.

                  SECTION 7.13. HEADINGS. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provision of this Agreement.

                  SECTION 7.14. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  (a) "person" shall mean an individual, corporation, limited liability company, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity; and

                  (b) "affiliate" shall mean, with respect to any person, a person who controls such person, who is controlled by such person or who is under common control with such person as such term is defined in Rule 12b-2 of the Exchange Act.

                  (c) "subsidiary" shall mean, as to the Company, any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the Company and the Purchaser have executed this Securities Purchase Agreement as of the day and year first above written.


                                ISIS PHARMACEUTICALS, INC.


                                By:      /s/ B. Lynne Parshall
                                     ---------------------------------------
                                Name:    B. Lynne Parshall
                                Title:   Executive Vice President and
                                         Chief Financial Officer



                                ELI LILLY AND COMPANY


                                By:      /s/ Sidney Taurel
                                    -------------------------------
                                Printed:  Sidney Taurel
                                Title:   Chairman of the Board,
                                         Chief Executive Officer and President

                                    EXHIBIT A

                        [OPINION OF ISIS GENERAL COUNSEL]


                           (a)      The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted, to enter into and perform the Agreement and the Company Ancillary Documents and to carry out the transactions contemplated by the Agreement and the Company Ancillary Documents. The Company is qualified to do business in the State of California.

                           (b)      The Shares have been duly authorized and are
duly and validly issued, fully paid and non-assessable and free of statutory pre-emptive rights.

                           (c)      The execution, delivery and performance by
the Company of the Agreement and the Company Ancillary Documents have been duly authorized by all necessary corporate action and the Agreement and the Company Ancillary Documents have been duly executed and delivered by the Company. The Agreement and the Securities Purchase Agreement, Loan Agreement, Note and Registration Rights Agreement constitute the valid and binding obligations of the Company, enforceable in accordance with their terms except no opinion is rendered as to rights of indemnity under Section 8 of the Registration Rights Agreement and except as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable principals and limitations on equitable relief. The execution and delivery of the Agreement and the Company Ancillary Documents and the offer, issue and sale of the Shares thereunder will not conflict with, or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, (i) the Certificate of Incorporation or Bylaws of the Company or (ii) any provision of California or federal law, statute rule or regulation or any provision of the Delaware General Corporation Law that would result in a material adverse effect on the Company.

                           (d)      Except as obtained and in effect at the
Closing, no consent, approval, order or authorization of, or registration, qualification, designation, declaration, or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of the Agreement, or the offer, issue, sale and delivery of the Shares except for such state and federal securities filings which may be properly made following the Closing.

                           (e)      Based on the representations of Purchaser
in Article III of the Agreement, the offer, issuance and sale of the Shares pursuant to the Agreement are exempt from registration under the Securities Act.


                                      2.